As filed with the Securities and Exchange Commission on May 6, 2004

Registration No. 333-106533

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

THE DOW CHEMICAL COMPANY

(Exact name of registrant as specified in its charter)

Delaware	38-1285128
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2030 Dow Center

Midland, Michigan 48674

(989) 636-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tina S. Van Dam

Corporate Secretary

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

(989) 636-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Edward S. Best

Mayer, Brown, Rowe & Maw LLP

190 South LaSalle Street

Chicago, Illinois 60603

(312) 782-0600

Approximate date of commencement of proposed sale to the public:    From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462 (c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The registrant may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and the registrant is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 6, 2004

PROSPECTUS

$1,500,000,000

THE DOW CHEMICAL COMPANY

By this prospectus, Dow may offer from time to time a total of up to $1,500,000,000 of securities, which may include:

•	common stock

•	preferred stock

•	debt securities

•	stock purchase contracts

•	stock purchase units

Dow will provide you with the specific terms and the public offering prices of these securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Dow common stock is listed on the New York Stock Exchange under the symbol “DOW.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                         , 2004

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Dow filed with the Securities and Exchange Commission under the shelf registration process. Dow may sell common stock, preferred stock, debt securities, stock purchase contracts and stock purchase units. The total sales of all securities sold under this prospectus, however, may not exceed $1,500,000,000. This prospectus provides you with a general description of the securities that Dow may offer. Each time Dow sells securities, Dow will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

THE DOW CHEMICAL COMPANY

Dow is a leading science and technology company that provides innovative chemical, plastic and agricultural products and services to many essential consumer markets. Dow serves customers in 183 countries and a wide range of markets that are vital to human progress, including food, transportation, health and medicine, personal and home care, and building and construction, among others. Dow has 180 manufacturing sites in 37 countries and supplies more than 3,500 products. Dow’s corporate offices are located at 2030 Dow Center, Midland, Michigan 48674, and Dow’s telephone number is (989) 636-1000.

Additional information concerning Dow and its subsidiaries is included in the documents filed with the Securities and Exchange Commission and incorporated in this prospectus by reference. See the discussion under the heading “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES

	For the Three Months Ended March 31, 2004	For the Years Ended December 31,
		2003	2002	2001	2000	1999
Ratio of Earnings to Fixed Charges	3.8x	2.4x	(a)	(b)	3.5x	4.2x

For the purpose of these ratios, earnings consist of income before (1) income taxes, (2) minority interests, (3) extraordinary items, (4) cumulative effect of changes in accounting principles, (5) amortization of capitalized interest and (6) fixed charges (adjusted to exclude capitalized interest) and after adjustment for unremitted earnings of 20% to 50% owned companies. Fixed charges consist of interest on all indebtedness, amortization of capitalized debt costs, discount or premium and a portion of rentals deemed to represent an interest factor. The ratios of earnings to fixed charges give retroactive effect to the February 6, 2001 merger of Union Carbide Corporation with a subsidiary of Dow, resulting in Union Carbide becoming a wholly-owned subsidiary of Dow.

(a) As a result of a pretax charge of $828 million related to Union Carbide Corporation’s potential asbestos-related liability and pretax merger-related expenses and restructuring of $280 million, earnings for the year ended December 31, 2002 were inadequate to cover fixed charges, with a deficiency of $615 million.

(b) As a result of $1,487 million in pretax costs recorded for merger-related expenses and restructuring, earnings for the year ended December 31, 2001 were inadequate to cover fixed charges, with a deficiency of $627 million.

USE OF PROCEEDS

Dow expects to use the net proceeds from sales of any securities described in this prospectus for its general corporate purposes, which may include funding capital expenditures, pursuing growth initiatives, whether through acquisitions, joint ventures or otherwise, repaying or refinancing indebtedness or other obligations, and financing working capital increases. Pending the application of the net proceeds, Dow expects to invest the net proceeds in marketable securities or reduce its short-term indebtedness.

DESCRIPTION OF CAPITAL STOCK

Dow is authorized to issue 1,750,000,000 shares of all classes of stock, 1,500,000,000 of which are shares of common stock, par value $2.50 per share, and 250,000,000 of which are shares of preferred stock. As of March 31, 2004, there were 936,175,652 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding. Neither Dow’s common stockholders nor preferred stockholders have preemptive rights.

Common Stock

General

Dow’s certificate of incorporation provides that, subject to all of the rights of holders of preferred stock provided for by the board of directors or by Delaware corporate law, the holders of common stock will have full voting rights on all matters requiring stockholder action, with each share of common stock being entitled to one vote and having equal rights of participation in the dividends and assets of Dow.

Board of Directors

Dow’s certificate of incorporation divides Dow’s board of directors into three classes of directors that are as nearly equal in number as possible with three-year terms. As a result, approximately one-third of Dow’s board of directors is elected each year. A quorum of directors consists of a majority of Dow’s entire board of directors then holding office.

Number, Filling of Vacancies and Removal of Directors

Dow’s certificate of incorporation and bylaws provide that its board of directors may not have less than six or more than twenty-one members. The actual number of directors is determined by a vote of a majority of Dow’s entire board of directors. Currently, Dow has fifteen members on its board of directors. Vacancies on Dow’s board of directors and any newly created directorships are filled by a vote of the majority of the other directors then in office. Directors elected to fill a vacancy or a new position hold office until the next annual meeting of stockholders. Directors can be removed only for cause and only by the vote of stockholders holding 80% of the voting power of Dow’s outstanding stock entitled to vote generally in the election of directors, voting together as a single class.

Dividends

Delaware corporate law generally provides that a corporation, subject to restrictions in its certificate of incorporation, including preferred stockholders’ rights to receive dividends prior to common stockholders, may declare and pay dividends out of:

•	surplus; or

•	net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year, if there is no surplus.

Dividends may not be paid out of net profits if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference on the distribution of assets. Dividends on Dow common stock are not cumulative. Dow’s certificate of incorporation does not contain any additional restrictions on the declaration or payment of dividends.

Special Meetings of Stockholders

Dow’s bylaws provide that a special stockholders’ meeting for any purpose may be called only by the board of directors by a resolution adopted by a majority of the entire board:

•	upon motion of a director; or

•	upon written request of stockholders holding at least 50% of the voting power of the shares of capital stock outstanding and entitled to vote generally in the election of directors.

Stockholder notices requesting a special meeting must be given to Dow’s Secretary. The notice must include, as to each matter the stockholder proposes to bring before the meeting:

•	the name and address of the stockholder;

•	the class or series and number of shares of capital stock that are beneficially owned by the stockholder;

•	a brief description of the business to be brought before the meeting, including the text of any proposed amendment to the certificate of incorporation or bylaws;

•	a description of all arrangements or understandings between the stockholder and any other persons related to the business proposal;

•	any material business interests of the stockholder in the business proposal; and

•	a representation that the stockholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

Advance Notice Provisions for Stockholder Proposals Other than Election of Directors

Dow’s bylaws provide that a stockholder may bring business before an annual stockholders’ meeting if the stockholder is a stockholder on the record date of giving notice and on the record date of the meeting and gives notice to Dow’s Secretary of business that is proper to be brought at the meeting under Delaware corporate law:

•	no earlier than 120 days or later than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

•	if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder’s notice no later than the close of business on the 10th day after the earlier of the date on which notice of the annual meeting date was mailed or publicly disclosed.

The notice must include the same information required to be included in a stockholder’s notice in connection with requesting a special meeting. See the section of this prospectus captioned “Special Meetings of Stockholders.”

Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting

Dow’s bylaws provide that a stockholder may nominate a person for election to the board of directors at an annual stockholders’ meeting if the stockholder gives notice to Dow’s Secretary:

•	no more than 120 days and no less than 60 days before the anniversary date of the first mailing of proxy materials for the last annual meeting; or

•	if the annual meeting is more than 30 days before or after the anniversary date of the last annual meeting, Dow must receive the stockholder’s notice no later than the close of business on the 10th day after the earlier of the day on which notice of the annual meeting date was mailed or publicly disclosed.

The notice must include the following:

•	a description of all arrangements or understandings between the stockholder and the nominee and any other person pursuant to which the nomination is made;

•	the information regarding the nominee that would have been required to be included in a proxy statement filed under the proxy rules of the Securities and Exchange Commission if the nominee had been nominated by the board of directors;

•	the consent of the nominee to serve as a director if he or she is elected; and

•	the information required to be included in a stockholder’s notice in connection with requesting a special meeting. See the section of this prospectus captioned “Special Meetings of Stockholders.”

Advance Notice Provisions for Stockholder Nominations of Directors at a Special Meeting

Dow’s bylaws provide that a stockholder may nominate a person for election to the board of directors at a special meeting of stockholders if the stockholder gives Dow’s secretary notice of the nomination no later than the close of business on the seventh day after notice of the special meeting is first given to stockholders.

In addition to the information required to be included in a stockholder’s notice in connection with a special meeting, the notice must include the same information that would be required to nominate a person for election as a director at an annual meeting. See the section of this prospectus captioned “Advance Notice Provisions for Stockholder Nominations of Directors at an Annual Meeting.”

Stockholder Action by Written Consent

Under Delaware corporate law, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken at an annual or special stockholders’ meeting may be taken by written consent, without a meeting, prior notice or a vote. The written consent must be signed by holders of outstanding stock having the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote on the matter were present and voted. Dow’s certificate of incorporation, however, provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special stockholders’ meeting and may not be taken by written consent.

Transactions with Interested Stockholders and a Merger or Sale of Assets

Delaware corporate law requires the approval of the board of directors and a majority of a corporation’s outstanding stock entitled to vote to authorize a merger or consolidation unless the company’s certificate of incorporation requires a greater percentage. Unless required by a corporation’s certificate of incorporation, stockholder approval, however, is not required in certain cases, such as where either:

•	no shares of common stock of the surviving corporation and no shares, securities or obligations convertible into common stock are to be issued or delivered in the merger; or

•	the authorized and unissued shares or the treasury shares of common stock of the surviving corporation to be issued or delivered in the merger, plus those initially issuable upon conversion of any other shares, securities or obligations to be issued or delivered in the merger do not exceed 20% of the shares of common stock of the corporation outstanding immediately prior to the effective date of the merger.

A sale of all or substantially all of a Delaware corporation’s assets or a voluntary dissolution of a Delaware corporation requires the vote of a majority of the board of directors and a majority of the corporation’s outstanding shares entitled to vote on the matter unless the company’s certificate of incorporation requires a greater percentage. Dow’s certificate of incorporation does not require a greater percentage, except as described below.

Delaware corporate law generally defines an interested stockholder as a person, other than the corporation and any direct or indirect majority owned subsidiary of the corporation:

•	who is the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation; or

•	is an affiliate or associate of the corporation and was the direct or indirect owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date it asked for determination of its status as an interested stockholder; and

•	the affiliates and associates of that person.

Delaware corporate law prohibits an interested stockholder from engaging in a business combination with the Delaware corporation for three years following the time of becoming an interested stockholder. This three-year waiting period does not apply when:

•	prior to the time of becoming an interested stockholder, the board of directors approves either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	as a result of becoming an interested stockholder, the stockholder owned, excluding shares owned by directors who are also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, at least 85% of the outstanding voting stock of the corporation at the time the transaction began; or

•	at or after the time of becoming an interested stockholder, the business combination is approved by the board of directors and authorized at a meeting of stockholders by a vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

These restrictions also do not apply in other circumstances, which are set forth in Section 203 of the Delaware General Corporation Law, including business combinations with an interested stockholder that are proposed after a public announcement of and prior to the consummation or abandonment of:

•	certain mergers or consolidations specified in Section 203 of the Delaware General Corporation Law;

•	sales of 50% or more of the aggregate market value of a corporation’s assets or outstanding voting stock; or

•	tender offers or exchange offers for 50% or more of a corporation’s voting stock.

Delaware corporate law allows a corporation to specify in its certificate of incorporation or bylaws that it will not be governed by the section relating to transactions with interested stockholders. Dow has not made that election in its certificate of incorporation or bylaws.

Dow’s certificate of incorporation provides that, in addition to the vote required pursuant to Delaware corporate law, the vote of stockholders owning at least 80% of the voting power of the shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, is required to approve any of the following business combination transactions:

•	a merger or consolidation of Dow or a subsidiary of which Dow ultimately owns 50% or more of the capital stock with:

–	an interested stockholder; or

–	any other individual or entity that, after the merger or consolidation, would be an affiliate or associate of an interested stockholder;

•	a sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one or more transactions with or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder, of any assets of Dow or any subsidiary of Dow constituting 5% or more of Dow’s total consolidated assets as of the end of the most recent quarter;

•	the issuance or transfer by Dow or any of its subsidiaries of any securities of Dow or its subsidiaries in one or more transactions to, or proposed by or on behalf of, an interested stockholder or an affiliate or associate of an interested stockholder in exchange for cash, securities or other property constituting not less than 5% of Dow’s consolidated total assets as of the end of the most recent quarter;

•	the adoption of a plan or proposal for liquidation or dissolution of Dow or any spin-off or split-up of any kind of Dow or any subsidiary of Dow that is proposed by or on behalf of an interested stockholder or an affiliate or associate of an interested stockholder; or

•	any reclassification of securities or recapitalization of Dow, or any merger or consolidation of Dow with a subsidiary of Dow or other transaction that has the direct or indirect effect of increasing the percentage of the outstanding shares of:

–	any class of equity securities of Dow or any subsidiary of Dow; or

–	any class of securities of Dow or any subsidiary convertible into equity securities of Dow or any subsidiary that are owned directly or indirectly by an interested stockholder and all of its affiliates and associates.

However, the vote of only a majority of the stockholders entitled to vote generally in the election of directors, voting together as a single class, is required to approve a business combination transaction that:

•	has been approved by a majority of continuing directors, even if they constitute less than a quorum; or

•	meets price and consideration conditions and procedures that are set forth in Dow’s certificate of incorporation.

A “continuing director” is:

–	any member of the board of directors who is not an interested stockholder involved in a business combination described above or an affiliate, associate, employee, agent or nominee of an interested stockholder or relative of any of the foregoing persons, and was a member of the board before the interested stockholder became an interested stockholder; or

–	a successor of a director described above who is recommended or elected to succeed a director described above by the vote of a majority of the directors then on the board.

Dow’s certificate of incorporation defines an interested stockholder as any person or entity other than Dow, any subsidiary of Dow, any employee benefit plan of Dow or a subsidiary of Dow or any trustee or fiduciary with respect to any employee benefit plan when acting in a fiduciary capacity, that:

•	is, or was at any time within the two-year period prior to the date in question, the direct or indirect beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of Dow;

•	is an affiliate of Dow and, at any time within the two-year period immediately prior to the date in question, was the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting stock of Dow; or

•	is an assignee of, or has otherwise succeeded to, any shares of voting stock of Dow of which an interested stockholder was the direct or indirect beneficial owner, at any time within the two-year period immediately prior to the date in question, if the assignment or succession occurred in the course of a transaction or series of transactions not involving a public offering under the Securities Act of 1933.

For purposes of determining whether a person is an interested stockholder, the outstanding voting stock of Dow includes unissued shares of voting stock of Dow beneficially owned by the interested stockholder but not other shares of voting stock of Dow that may be issuable pursuant to an agreement, arrangement or understanding or upon the exercise of conversion rights, warrants or options, or otherwise, to any person who is not an interested stockholder.

Preferred Stock

Dow’s board of directors is authorized, subject to Delaware corporate law and without a vote of its stockholders, to issue shares of preferred stock from time to time in one or more series and to determine the voting rights, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions of any series of preferred stock. The prospectus supplement relating to an offering of shares of Dow’s preferred stock will describe the terms of the series of preferred stock Dow is offering.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities summarizes the material terms and provisions of the debt securities to which a prospectus supplement may relate. Each time Dow offers debt securities, the prospectus supplement related to that offering will describe the terms of the debt securities Dow is offering.

The debt securities will be issued under an indenture between Dow and BNY Midwest Trust Company, as trustee. The following summary of the debt securities and the indenture does not purport to be complete and is subject to the provisions of the indenture, including the defined terms. Whenever Dow refers to particular sections, articles or defined terms of the indenture, those sections, articles or defined terms are incorporated by reference in this prospectus and prospectus supplement. For additional information, you should review the indenture that is filed as an exhibit to the registration statement of which this prospectus forms a part.

General

Dow may issue debt securities from time to time in one or more series without limitation as to aggregate principal amount. The indenture does not limit the amount of other indebtedness or securities that Dow may issue.

The debt securities will be unsecured obligations and will rank equally with all of Dow’s other unsecured and unsubordinated indebtedness.

The prospectus supplement will describe the following terms of the debt securities Dow is offering:

•	the title of the debt securities or the series in which the debt securities will be included;

•	any limit on the aggregate principal amount of the debt securities of that series;

•	the price or prices at which the debt securities will be issued;

•	the date or dates on which the principal amount of the debt securities is payable;

•	the interest rate or rates, or the formula by which the interest rate or rates will be determined, if any, and the date from which any interest will accrue;

•	the interest payment dates on which any interest will be payable, the regular record date for any interest payable on any debt securities that are registered securities on any interest payment date, and the extent to which, or the manner in which, any interest payable on a global security on an interest payment date will be paid if different from the manner described below under the section of this prospectus captioned “Global Securities”;

•	any mandatory or optional sinking fund or analogous provisions;

•	each office or agency where the principal of and any premium and interest on the debt securities will be payable and each office or agency where the debt securities may be presented for registration of transfer or exchange;

•	the date, if any, after which and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, in whole or in part, and the other detailed terms and provisions of any optional or mandatory redemption provisions;

•	the denominations in which Dow may issue any debt securities which are registered securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the currency or currencies of payment of principal of and any premium and interest on the debt securities;

•	any index used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	any additional covenants applicable to the debt securities; and

•	any other terms and provisions of the debt securities not inconsistent with the terms and provisions of the indenture.

The prospectus supplement also will describe any special provisions for the payment of additional amounts with respect to the debt securities.

If the purchase price of any of the debt securities is denominated in one or more foreign currencies or currency units or if the principal of, or any premium and interest on, any series of debt securities is payable in one or more foreign currencies or currency units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such debt securities and such foreign currency or currency units will be set forth in the related prospectus supplement.

Some of the debt securities may be issued as original issue discount securities (bearing no interest or bearing interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their principal amount. The prospectus supplement will describe the federal income tax considerations and other special considerations which apply to any original issue discount securities.

Denominations, Registration and Transfer

The debt securities may be issued as registered securities. Debt securities may be issued in the form of one or more global securities, as described below under the section of this prospectus captioned “Global Securities.” Unless otherwise provided in the prospectus supplement, registered securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof. A global security will be issued in a denomination equal to the aggregate principal amount of outstanding debt securities represented by that global security. The prospectus supplement relating to debt securities denominated in a foreign or composite currency will specify the denominations in which the debt securities will be issued.

Registered securities of any series may be exchanged for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

Debt securities may be presented for exchange as described in the previous paragraph, and registered securities, other than a global security, may be presented for registration of transfer, with the form of transfer duly executed, at the office of the security registrar designated by Dow or at the office of any transfer agent designated by Dow for that purpose, without service charge and upon payment of any taxes and other governmental charges as described in the indenture. The transfer or exchange will be effected when the security registrar or the transfer agent is satisfied with the documents of title and identity of the person making the request. Dow has initially appointed the trustee as the security registrar under the indenture. If a prospectus supplement refers to any transfer agent initially designated by Dow with respect to any series of debt securities, Dow may at any time cancel the designation of the transfer agent or approve a change in the location through which the transfer agent acts, except that Dow will be required to maintain a transfer agent in each place of payment for the series.

Dow may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption in part, Dow will not be required to:

•	issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the date of the mailing of a notice of redemption of debt securities of that series selected to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any registered security or portion of any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part.

Payments and Paying Agents

Unless otherwise indicated in the prospectus supplement, Dow will pay the principal of and any premium and interest on registered securities other than a global security at the office of one or more paying agents designated by Dow. At Dow’s option, however, Dow may pay any interest by check mailed to the address of the payee entitled to the interest at the address which appears in the security register. Unless otherwise indicated in the prospectus supplement, payment of any installment of interest on registered securities will be made to the person in whose name the registered security is registered at the close of business on the record date for the applicable interest payment. Dow will pay any interest in cash.

Unless otherwise indicated in the prospectus supplement, the principal office of the trustee in New York City will be Dow’s sole paying agent for payments with respect to debt securities which may be issued only as registered securities. Any paying agent outside the United States and any other paying agent in the United States initially designated by Dow for the debt securities will be named in the prospectus supplement. Dow may at any time designate additional paying agents, or cancel the designation of any paying agent or approve a change in the office through which any paying agent acts, except that Dow will be required to maintain a paying agent in each place of payment for the series.

All amounts paid by Dow to a paying agent for the payment of principal of and any premium and interest on any debt security that remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to Dow and after the repayment the holder of the debt security or any coupon related to the debt security may look only to Dow for the payment of principal of and any premium and interest on the debt security.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities may be issued in registered form and in either temporary or permanent form. Unless and until it is exchanged for debt securities in definitive form, a temporary global security in registered form may not be transferred except as a whole by:

•	the depositary for the global security to a nominee of the depositary;

•	a nominee of the depositary for the global security to the depositary or another nominee of the depositary; or

•	the depositary for the global security or the nominee to a successor of the depositary or a nominee of the successor.

Unless otherwise indicated in the prospectus supplement, registered debt securities issued in global form will be represented by one or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, which we refer to as DTC, or another depositary appointed by Dow, and registered in the name of the depositary or its nominee. The debt securities will not be issued in definitive form unless otherwise provided in the prospectus supplement.

DTC will act as securities depositary for the securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully-registered global security will be issued with respect to each $500 million of principal amount and one or more additional certificates will be issued with respect to any remaining principal amount of debt securities.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and other similar organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security is in turn to be recorded on the direct and indirect participants’ records. These beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive a written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the debt securities within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to debt securities. Under its usual procedures, DTC mails an omnibus proxy to Dow as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in a listing attached to the omnibus proxy).

Principal and interest payments, if any, on the debt securities will be made to Cede & Co., as nominee of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from Dow or the trustee, on the applicable payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee or Dow, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. is Dow’s responsibility or the trustee’s, disbursement of payments to direct participants shall be the responsibility of DTC, and disbursement of payments to beneficial owners is the responsibility of direct and indirect participants.

A beneficial owner must give notice to elect to have its debt securities purchased or tendered, through its participant, to a tender agent, and shall effect delivery of debt securities by causing the direct participants to transfer the participant’s interest in the debt securities, on DTC’s records, to a tender agent. The requirement for physical delivery of debt securities in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the debt securities are transferred by direct participants on DTC’s records and followed by a book-entry credit of tendered debt securities to the tender agent’s account.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to Dow or the trustee. Under these circumstances, in the event Dow does not appoint a successor securities depository, debt security certificates will be printed and delivered.

Dow may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Dow believes to be reliable, but Dow takes no responsibility for their accuracy.

Certain Covenants of Dow

    Limitations on Liens

Subject to the exceptions described below and those set forth under “Exempted Indebtedness,” Dow may not, and may not permit any restricted subsidiary to, create or permit to exist any lien on any principal property, additions to principal property or shares of capital stock of any restricted subsidiary without equally and ratably securing the debt securities. This restriction will not apply to permitted liens, including:

•	liens on principal property existing at the time of its acquisition or to secure the payment of all or part of the purchase price;

•	liens existing on the date of the indenture;

•	liens on property or shares of capital stock, or arising out of any indebtedness of any corporation existing at the time the corporation becomes or is merged into Dow or a restricted subsidiary;

•	liens which secure debt owing to Dow or a subsidiary by a restricted subsidiary;

•	liens in connection with the issuance of tax-exempt industrial development or pollution control bonds or other similar bonds issued pursuant to Section 103(b) of the Internal Revenue Code to finance all or any part of the purchase price of or the cost of construction, equipping or improving property, provided that those liens are limited to the property acquired or constructed or the improvement and to substantially unimproved real property on which the construction or improvement is located; provided further, that Dow and its restricted subsidiaries may further secure all or any part of such purchase price or the cost of construction of any improvements and personal property by an interest on additional property of Dow and restricted subsidiaries only to the extent necessary for the construction, maintenance and operation of, and access to, the property so acquired or constructed or the improvement;

•	liens arising from assignments of money due under contracts with the United States or any State, or any department, agency or political subdivision of the United States or any State;

•	liens in favor of any customer arising in respect of payments made by or on behalf of a customer for goods produced for or services rendered to customers in the ordinary course of business not exceeding the amount of those payments;

•	any extension, renewal or replacement of any lien referred to in any of the previous clauses; and

•	statutory liens, liens for taxes or assessments or governmental charges or levies not yet due or delinquent or which can be paid without penalty or are being contested in good faith, landlord’s liens on leased property, easements and liens of a similar nature as those described above.

    Limitation on Sale and Lease-Back Transactions

Subject to the exceptions set forth below under the section of this prospectus captioned “Exempted Indebtedness”, sale and lease-back transactions by Dow or any restricted subsidiary of any principal property are prohibited (except for temporary leases for a term, including any renewal thereof, of not more than three years and except for leases between Dow and a subsidiary or between subsidiaries) unless the net proceeds of the sale and leaseback transaction are at least equal to the fair value of the property.

    Exempted Indebtedness

Dow or any restricted subsidiary may create or assume liens or enter into sale and lease-back transactions not otherwise permitted under the limitations on liens and sale and lease-back transactions described above, so long as at that time and after giving effect to the lien or sale and lease-back transaction, the sum of:

(1) the aggregate outstanding indebtedness of Dow and its consolidated subsidiaries incurred after the date of the indenture and secured by the liens relating to principal property; plus

(2) the aggregate discounted value of the obligations for rental payments in respect to the sale and lease-back transactions relating to principal property;

does not exceed 10% of consolidated net tangible assets.

There are no covenants or provisions contained in the indenture which protect holders of debt securities in the event of a highly leveraged transaction.

    Certain Definitions

The following are the meanings of terms that are important in understanding the covenants previously described:

•	“consolidated net tangible assets” means the total assets of Dow and its consolidated subsidiaries as shown on or reflected in its balance sheet, less:

–	all current liabilities, excluding current liabilities which could be classified as long-term debt under generally accepted accounting principles and current liabilities which are by their terms extendible or renewable at the obligor’s option to a time more than 12 months after the time as of which the amount of current liabilities is being computed;

–	advances to entities accounted for on the equity method of accounting; and

–	intangible assets.

•	“intangible assets” means the aggregate value, net of any applicable reserves, as shown on or reflected in Dow’s balance sheet, of:

–	all trade names, trademarks, licenses, patents, copyrights and goodwill;

–	organizational and development costs;

–	deferred charges, other than prepaid items such as insurance, taxes, interest, commissions, rents and similar items and tangible assets being amortized; and

–	amortized debt discount and expense, less unamortized premium.

•	“principal property” means any manufacturing facility having a gross book value in excess of 1% of consolidated net tangible assets that is owned by Dow or any restricted subsidiary and located within the United States, excluding its territories and possessions and Puerto Rico, other than any facility or portion of a facility which Dow’s board of directors reasonably determines is not material to the business conducted by Dow and its subsidiaries as a whole.

•	“restricted subsidiary” means any subsidiary:

–	of which substantially all of the property of is located, and substantially all of the business is carried on, within the United States, excluding its territories and possessions and Puerto Rico; and

–	which owns or operates one or more principal properties; provided, however, restricted subsidiary shall not include a subsidiary which is primarily engaged in the business of a finance or insurance company, and branches of that finance or insurance company.

•	“subsidiary” means each corporation of which more than 50% of the outstanding voting stock is owned, directly or indirectly, by Dow or one or more of its subsidiaries, or by Dow and one or more of its subsidiaries.

Consolidation, Merger and Sale of Assets

Dow may not merge or consolidate or sell or convey all or substantially all of its assets unless:

•	the successor corporation is Dow or is a domestic corporation which assumes Dow’s obligations on the debt securities and under the indenture; and

•	after giving effect to the transaction, Dow or the successor corporation would not be in default under the indenture.

Events of Default

With respect to any series of debt securities, any one of the following events will constitute an event of default under the indenture:

(1) default by Dow for 30 days in the payment of any installment of interest on the debt securities of that series;

(2) default by Dow in the payment of any principal on the debt securities of that series;

(3) default by Dow in the payment of any sinking fund installment;

(4) default by Dow in the performance, or breach by Dow, of any of the covenants or warranties contained in the indenture for the benefit of the debt securities of that series which is not remedied within a period of 90 days after receipt of written notice by Dow from the trustee or the holders of not less than 25% in principal amount of the debt securities of that series then outstanding;

(5) Dow commences bankruptcy or insolvency proceedings or consents to any bankruptcy relief sought against it;

(6) Dow becomes involved in involuntary bankruptcy or insolvency proceedings and an order for relief is entered against it, if that order remains in effect for more than 60 consecutive days; or

(7) any other event of default established in accordance with the supplemental indenture or board resolution with respect to any series of debt securities.

No event of default described in clauses (1), (2), (3), (4) or (7) above with respect to a particular series of debt securities necessarily constitutes an event of default with respect to any other series of debt securities.

The indenture provides that if an event of default under clauses (1), (2), (3), (4) or (7) above (but only if the event of default under clauses (4) or (7) is with respect to less than all series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding debt securities of the series affected by the event of default, each affected series treated as a separate class, may declare the principal of all the debt securities of each affected series, together with accrued interest, to be due and payable immediately. If an event of default under clauses (4) or (7) above (but only if the event of default under clauses (4) or (7) is with respect to all of the series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in the aggregate principal amount of all the debt securities then outstanding, treated as one class, may declare the principal of all the debt securities, together with accrued interest, to be due and payable immediately. If an event of default under clauses (5) or (6) above shall have occurred, the principal of all the debt securities, together with accrued interest, will become due and payable immediately without any declaration or other act by the trustee or any holder. If prior to any judgment or decree for the payment of money due being entered or obtained, Dow delivers to the trustee an amount of money sufficient to pay all interest then due and the principal of any securities that have matured (other than through acceleration) and the trustee’s expenses and Dow has cured any defaults under the indenture, then such declaration (including a declaration caused by a default in the payment of principal or interest, the payment for which has subsequently been provided) may be rescinded and annulled by the holders of a majority in principal amount of the debt securities of the series then outstanding, each such series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default. In addition, past defaults may be waived by the holders of a majority in principal amount of the debt securities of the series then outstanding, each series treated as a separate class, or all debt securities treated as one class, as the case may be, as were entitled to declare such default, except a default in the payment of the principal of or interest on the debt securities or in respect of a covenant or provision of the indenture which cannot be modified or amended without the approval of the holder of each debt security so affected.

The indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by the holders of debt securities before exercising any right or power under the indenture at the request of the holders of the debt securities. The indenture also provides that the holders of a majority in principal amount of the outstanding debt securities of all series affected, each series treated as a separate class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of such series.

The indenture requires Dow to file annually with the trustee a certificate as to the absence of any default or specifying any default that exists.

Satisfaction and Discharge of Indenture

The indenture with respect to any series, except for the surviving obligations, including Dow’s obligation to compensate the trustee and to pay the principal of and interest on the debt securities of that series, will be discharged and canceled upon the satisfaction of specified conditions, including:

•	payment of all the debt securities of that series; or

•	the deposit with the trustee of cash or U.S. government obligations or a combination of cash and U.S. government obligations sufficient for the payment or redemption in accordance with the indenture and the terms of the debt securities of that series.

Modification and Waiver

Dow and the trustee may modify and amend the indenture with the consent of the holders of more than 50% of the principal amount of the outstanding debt securities of each series which is affected. No supplemental indenture may, without the consent of the holders of all outstanding debt securities:

•	extend the final maturity of, reduce the rate or extend the time of payment of interest on, reduce the principal amount of, or reduce any amount payable on any redemption of, any debt securities without the consent of the holder of each debt security affected; or

•	reduce the percentage in principal amount of outstanding debt securities of any series, the consent of whose holders is required for any supplemental indenture.

Governing Law

The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

Information About the Trustee

The trustee’s corporate trust office is located at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602. The trustee’s principal corporate trust office in New York City is located at 101 Barclay Street, New York, New York 10286.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

Dow may issue stock purchase contracts that obligate you to purchase from Dow, and obligate Dow to sell to you, a specified or varying number of shares of common stock at a future date or dates. Alternatively, the stock purchase contracts may obligate Dow to purchase from you, and obligate you to purchase from Dow, a specified or varying number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are entered into or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to the stock purchase contract upon the occurrence of specified events.

The stock purchase contracts may be entered into separately or as a part of stock purchase units consisting of a stock purchase contract and, as security for your obligations to purchase or sell the shares of common stock or preferred stock, as the case may be, under the stock purchase contracts, either:

•	common stock;

•	preferred stock;

•	debt securities; or

•	U.S. Treasury securities.

The stock purchase contracts may require Dow to make periodic payments to you or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The stock purchase contracts may require you to secure your obligations in a specified manner, and, in some circumstances, Dow may deliver newly issued prepaid stock purchase contracts upon release to you of any collateral securing your obligations under the original stock purchase contract.

The applicable prospectus supplement will describe the specific terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid stock purchase contracts. However, that description will not purport to be complete and will be qualified in its entirety by reference to:

•	the stock purchase contracts;

•	the collateral arrangements and depositary arrangements, if applicable, relating to the stock purchase contracts or stock purchase units; and

•	if applicable, the prepaid stock purchase contracts and the document pursuant to which the prepaid stock purchase contracts will be issued.

PLAN OF DISTRIBUTION

Dow may sell the securities:

•	directly to purchasers, or

•	through agents, underwriters, or dealers, or

•	through a combination of any of these methods of sale.

Dow may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Dow may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. Dow will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations in the related supplement to this prospectus.

Dow may designate agents to solicit offers to purchase the securities from time to time. These agents may be deemed to be underwriters, as defined in the Securities Act of 1933, involved in the offer or sale of the securities. The prospectus supplement will name the agents and any commissions Dow pays them. Agents may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, under agreements between Dow and the agents, and the agents or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

If Dow uses any underwriters in the sale of any of the securities, Dow will enter into an underwriting agreement with them at the time of sale and the names of the underwriters and the terms of the transaction will be set forth in the prospectus supplement that the underwriters use to make resales of the securities. The underwriters may be entitled under the relevant underwriting agreement to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the underwriters or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

If Dow uses dealers in the sale of the securities, Dow will sell the securities to those dealers, as principal. The dealers may then resell the securities to the public at varying prices to be determined by them at the time of resale. Dealers may be entitled to indemnification by Dow against certain liabilities, including liabilities under the Securities Act of 1933, and the dealers or their affiliates may extend credit to or engage in transactions with or perform services for Dow in the ordinary course of business.

Shares of Dow common stock are principally traded on the New York Stock Exchange. Shares of Dow common stock also are listed on the Chicago, Pacific, Amsterdam, Berlin, Brussels, Dusseldorf, Frankfurt, Hamburg, Hannover, London, Paris, Switzerland and Tokyo exchanges and are traded on the Toronto, Boston, Cincinnati and Philadelphia Exchanges. Each series of securities will be a new issue and, other than the common stock, will have no established trading market. Dow may elect to list any series of securities on an exchange, and in the case of the common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, Dow will not be obligated to do so. Dow can give no assurance as to the liquidity of the trading market for any of the offered securities.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for Dow by Kenneth D. Isley, Dow’s Managing Counsel—Corporate and Financial Law and for any underwriters or agents by Mayer, Brown, Rowe & Maw LLP, Chicago, Illinois. As of April 30, 2004, Mr. Isley beneficially owned 590 shares of Dow common stock, 3,920 deferred stock units, 240 shares of Dow common stock pursuant to an employee savings plan and held options to purchase 14,050 shares of Dow common stock, of which options to purchase 6,800 shares of Dow common stock were exercisable.

EXPERTS

The consolidated financial statements and related financial statement schedule of The Dow Chemical Company incorporated in this prospectus by reference from Dow’s Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which report on the consolidated financial statements expresses an unqualified opinion and includes explanatory paragraphs relating to a change in the method of accounting for derivative instruments and hedging activities to conform to Statement of Financial Accounting Standards (“SFAS”) No. 133, an explanatory paragraph relating to a change in the method of accounting for goodwill to conform with SFAS Nos. 141 and 142 and an explanatory paragraph relating to a change in the method of accounting for stock-based compensation to conform to SFAS No. 123), which are incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Dow files reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy that information at the Commission’s Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information relating to the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

The Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including Dow, that file electronically with the Commission. The address of that site is http://www.sec.gov. Our Internet website address is www.dow.com. All of our filings with the Commission are available free of charge through the Investor Relations page on this website, immediately upon filing. The information posted on our Internet website is not deemed a part of this prospectus.

You can also inspect reports, proxy statements and other information about Dow at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Commission allows Dow to “incorporate by reference” information into this prospectus. This means that Dow can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by information that is included directly in this document.

This prospectus incorporates by reference the documents listed below that Dow has previously filed with the Commission. The documents contain important information about Dow and Dow’s financial condition.

Dow’s Filings with the Commission	Period
Annual Report on Form 10-K	Year ended December 31, 2003
Quarterly Report on Form 10-Q	Quarter ended March 31, 2004
Current Reports on Form 8-K	January 29, 2004 February 13, 2004 April 12, 2004 April 29, 2004 May 6, 2004

Dow also incorporates by reference any future filings it makes with the Securities and Exchange Commission (1) under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934 after the date of the filing of this registration statement and before its effectiveness and (2) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until Dow has sold all of the securities to which this prospectus relates or the offering is otherwise terminated. Dow’s subsequent filings with the Securities and Exchange Commission will automatically update and supersede information in this prospectus.

You may obtain a copy of any of the documents incorporated by reference in this registration statement at no cost by writing to or telephoning Dow at the following address and telephone number:

Office of the Corporate Secretary

The Dow Chemical Company

2030 Dow Center

Midland, Michigan 48674

Telephone: 989-636-1792

Dow has not authorized anyone to give any information or make any representation about Dow that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. This prospectus is an offer to sell or buy only the securities described in this document, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this registration statement speaks only as of the date of this document unless the information specifically indicates that another date applies.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby:

SEC registration fee	$121,350
Printing and engraving costs	$100,000
Legal fees and expenses	$50,000
Accounting fees and expenses	$50,000
Trustee fees and expenses	$50,000
Rating agency fees	$375,000
Miscellaneous	$150,000

Total	$896,350

Item 15. Indemnification of Officers and Directors.

Under Article VI of its Restated Certificate of Incorporation, Dow may indemnify its directors, officers, employees and agents to such extent as is permitted by the laws of the State of Delaware and as Dow’s bylaws may from time to time provide. Section 145 of the General Corporation Law of the State of Delaware empowers Dow to indemnify, subject to the standards and limitations therein prescribed, any person in connection with any action, suit or proceeding brought or threatened by reason of the fact that such person is or was a director, officer, employee or agent of Dow or is or was serving in such capacity with respect to another corporation or other enterprise at the request of Dow. Under Section VI of Dow’s bylaws, Dow is required to indemnify its directors, officers and employees to the full extent permitted by Delaware law whenever such a person is, or is threatened to be made, a defendant in any threatened, pending or completed legal proceeding. Section VI also gives Dow discretion to indemnify directors, officers, employees and agents in any threatened, pending or completed legal proceedings to which they are, or are threatened to be made, a party. Dow maintains a directors’ and officers’ liability insurance policy that indemnifies Dow’s directors and officers against certain losses in connection with claims made against them for certain wrongful acts.

Item 16. Exhibits.

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions referred to in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the County of Midland, State of Michigan, on May 6, 2004.

THE DOW CHEMICAL COMPANY

By:	/s/ J. Pedro Reinhard
J. Pedro Reinhard Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities indicated on May 6, 2004.

* W.S. Stavropoulos	Chairman of the Board and Chief Executive Officer (principal executive officer)

* J.P. Reinhard	Director and Executive Vice President and Chief Financial Officer (principal financial officer)

* F.H. Brod	Vice President and Controller (principal accounting officer)

* A.A. Allemang	Director and Executive Vice President

* J.K. Barton	Director

* A.J. Carbone	Director and Vice Chairman of the Board

* J.M. Cook	Director

* J.C. Danforth	Director

* W.D. Davis	Director

J.M. Fettig	Director

* B.H. Franklin	Director

A.N. Liveris	Director, President and Chief Operating Officer

* K.R. McKennon	Director

* J.M. Ringler	Director

* H.T. Shapiro	Presiding Director

* P.G. Stern	Director

*By:	/s/ J. PEDRO REINHARD
J. Pedro Reinhard Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description

*1.1	Form of Underwriting Agreement relating to common stock, preferred stock and debt securities of The Dow Chemical Company

*1.2	Form of Underwriting Agreement relating to stock purchase contracts of The Dow Chemical Company

*1.3	Form of Underwriting Agreement relating to stock purchase units of The Dow Chemical Company

**4.1	Form of Indenture between The Dow Chemical Company and BNY Midwest Trust Company, as trustee

**5.1	Opinion of Kenneth D. Isley, Managing Counsel—Corporate & Financial Law of Dow, as to the validity of the common stock, preferred stock, debt securities, stock purchase contracts and stock purchase units

12.1	Computation of Ratio of Earnings to Fixed Charges, incorporated by reference to Exhibit 12.1 to Dow’s Current Report on Form 8-K filed on May 6, 2004

23.1	Consent of Deloitte & Touche LLP, independent auditors of The Dow Chemical Company

23.2	Consent of Analysis, Research & Planning Corporation

**23.4	Consent of Kenneth D. Isley (included in Exhibit 5.1)

**24.1	Power of Attorney

25.1	Statement of Eligibility on Form T-1 of BNY Midwest Trust Company, as trustee for the Dow debt securities under the Indenture

*	To be filed as an exhibit to a current report on Form 8-K or by a post-effective amendment.
**	Previously filed.

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